                                                                   EXHIBIT 10.21






                                  May 22, 1996





Mr. Michael Bernard
Personnel Group of America, Inc.
3720 One First Union Center
301 South College Street
Charlotte, North Carolina  28202

      Re: $60 Million Senior Secured Revolving Credit Facility

Dear Mr. Bernard:

NationsBank, N.A. ("NationsBank") is pleased to offer to be the agent (in such capacity, the "Agent") for a $60 million Senior Secured Revolving Credit Facility (the "Facility") to Personnel Group of America, Inc., a Delaware corporation (the "Borrower"), and to offer its commitment to lend up to $30 million of the Facility, upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto as Annex I (the "Term Sheet"). All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet. NationsBanc Capital Markets, Inc. ("NCMI") is pleased to advise you of its commitment, as Arranger for the Facility, to use its best efforts to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Facility.

The commitments of NationsBank and NCMI hereunder are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to NationsBank and NCMI in their sole discretion:

      (a)     each of the terms and conditions set forth herein;

      (b)     each of the terms and conditions set forth in the Term Sheet;

      (c) the negotiation, execution and delivery of definitive documentation with respect to the Facility consistent with the Term Sheet satisfactory to the Agent and the Lenders; and

      (d) there not having occurred and being continuing since the date hereof a material adverse change in the market for syndicated bank credit facilities or a material disruption of, or a material adverse change in, financial, banking or capital market conditions, in each case as determined by NationsBank and NCMI in their sole discretion.

NationsBank will act as Agent for the Facility and NCMI will act as Arranger for the Facility. No additional agents will be appointed without the prior approval of NationsBank and NCMI.

Furthermore, the commitments of NationsBank and NCMI hereunder are based upon the financial and other information regarding the Borrower and its subsidiaries previously provided to NationsBank and NCMI and are subject to the condition, among others, that there shall not have occurred after the date of such information, in the opinion of NationsBank and NCMI, any material adverse change in the

Personnel Group of America, Inc.
May 22, 1996
Page 2



business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole. If the continuing review by NationsBank and NCMI of the Borrower discloses information relating to conditions or events not previously disclosed to NationsBank and NCMI or relating to new information or additional developments concerning conditions or events previously disclosed to NationsBank and NCMI which NationsBank and NCMI in their sole discretion believe may have a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations or prospects of the Borrower and its subsidiaries taken as a whole, NationsBank and NCMI may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the Facility.

You agree to actively assist NationsBank and NCMI in achieving a syndication of the Facilities that is satisfactory to NationsBank, NCMI and you. In the event that such syndication can not be achieved in a manner satisfactory to NationsBank, NCMI and you under the structure outlined in the Term Sheet you agree to cooperate with NationsBank and NCMI in attempting to develop an alternative structure that will permit a satisfactory syndication of the Facility. Syndication of the Facility will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Borrower and the proposed Lenders. To assist NationsBank and NCMI in the syndication efforts, you hereby agree to (a) provide and cause your advisors to provide NationsBank and NCMI and the other Lenders upon request with all information reasonably deemed necessary by NationsBank and NCMI to complete syndication, (b) assist NationsBank and NCMI upon their reasonable request in the preparation of an information memorandum to be used in connection with the syndication of the Facility and (c) otherwise assist NationsBank and NCMI in their syndication efforts, including by making available officers and advisors of the Borrower and its subsidiaries from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in new bank loans for the Borrower and its subsidiaries during such syndication process unless otherwise agreed to by NationsBank and NCMI.

It is understood and agreed that NationsBank and NCMI, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Facility will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of NationsBank and NCMI and that any syndication prior to execution of definitive documentation will reduce the commitment of NationsBank.

You hereby represent, warrant and covenant that (i) all information, other than Projections (as defined below), which has been or is hereafter made available to NationsBank and NCMI or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections, as well as any pro forma financial statements, concerning the Borrower that have been or are hereafter made available to NationsBank and NCMI or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Facility so that the representation and warranty in the preceding sentence is correct on such date. In arranging and syndicating the Facility, NationsBank and NCMI will be using and relying on the Information and the Projections without independent verification thereof.

By acceptance of this offer, Borrower agrees to pay all reasonable out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses and expenses of due diligence) incurred before or after the date hereof by the Agent or NCMI in connection with the Facility and the syndication thereof.

Personnel Group of America, Inc.
May 22, 1996
Page 3



In the event that NationsBank or NCMI becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this letter, the Borrower will reimburse NationsBank and NCMI for their reasonable legal and other expenses (including the cost of any investigation and preparation) as they are incurred by NationsBank or NCMI. The Borrower also agrees to indemnify and hold harmless NationsBank, NCMI and their affiliates and their respective directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter unless and only to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulted from the gross negligence or willful misconduct of NationsBank or NCMI.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation for the Facility shall be executed and delivered and notwithstanding the termination of this letter or the commitments of NationsBank and NCMI hereunder.

Neither this offer nor the undertaking and commitment contained herein may be disclosed to or relied upon by any other person or entity other than your accountants, attorneys and other advisors, without the prior written consent of NationsBank and NCMI, except that following your acceptance hereof you may make public disclosure hereof as required by law.

As described herein and in the Term Sheet, NCMI will act as Arranger for the Facilities. NationsBank reserves the right to allocate, in whole or in part, to NCMI certain fees payable to NationsBank in such manner as NationsBank and NCMI agree in their sole discretion. You acknowledge and agree that NationsBank may share with any of its affiliates (including specifically NCMI) any information relating to the Facilities, the Borrower and its subsidiaries and affiliates.

This letter shall be governed by the laws of the State of North Carolina. This letter may be modified or amended only in writing. This letter is not assignable by Borrower without the prior written consent of NationsBank and NCMI. This letter supersedes and replaces any and all proposals or commitment letters previously delivered by NationsBank or NCMI to Borrower relating to the Facility.

This offer will expire at 5:00 p.m. Charlotte, North Carolina time on Thursday, May 23, 1996 unless Borrower executes this letter and returns it to the Agent prior to that time (which may be by facsimile transmission), whereupon this letter shall become a binding agreement. Thereafter, this undertaking and commitment will expire at 5:00 p.m. Charlotte, North Carolina time on Monday, July 31, 1996 unless definitive Facility documentation is executed and delivered prior to that time.

Very truly yours,

NATIONSBANK, N.A.,
     Individually and as Agent

By:  /s/ Mark D. Halmrast
   --------------------------------
     Mark D. Halmrast
     Vice President

NATIONSBANC CAPITAL MARKETS, INC.

By: /s/ Charles F. Wallach
   --------------------------------

Title: Vice President
      -----------------------------

Personnel Group of America, Inc.
May 22, 1996
Page 4



Accepted and Agreed To:

PERSONNEL GROUP OF AMERICA, INC.


By: /s/ Michael P. Bernard
   ---------------------------------------

Title: Chief Financial Officer & Treasurer
      ------------------------------------

                        PERSONNEL GROUP OF AMERICA, INC.
                         SUMMARY OF TERMS & CONDITIONS
                                  MAY 21, 1996


===============================================================================

BORROWER:            Personnel Group of America, Inc. (the "Borrower").

GUARANTORS:          All existing and hereafter acquired direct and indirect
                     subsidiaries of the Borrower (the "Subsidiaries") (the
                     Borrower and the Subsidiaries shall be referred to herein together as the "Companies").

ADMINISTRATIVE
AGENT: NationsBank, N.A. (the "Agent" or "NationsBank") will act as sole and exclusive Administrative Agent. As such, NationsBank will negotiate with the Companies, act as the primary contact for the Companies and perform all other duties associated with the role of exclusive Administrative Agent. No other agents or co-agents may be appointed without the prior written consent of NationsBank and NCMI.

ARRANGER:
                     NationsBanc Capital Markets, Inc. ("NCMI").

LENDERS: A syndicate of financial institutions (including NationsBank) arranged by NCMI, which institutions shall be acceptable to the Borrower and the Agent (collectively, the "Lenders").

FACILITY:            NCMI will arrange, on a best-efforts basis, a $60 million
                     Revolving Credit Facility. The Facility will include a $10 million sublimit for the issuance of standby and commercial letters of credit (each a "Letter of Credit"). Letters of Credit will be issued by NationsBank (in such capacity, the "Fronting Bank"), and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit.

PURPOSE: The proceeds of the Facility shall be used: (i) to refinance the outstanding principal balance of existing indebtedness of the Companies, (ii) to pay the cash portion of the purchase price for Permitted Acquisitions (as defined below); (iii) to pay fees and expenses incurred in connection with the Permitted Acquisitions and (iv) to provide for working capital and general corporate purposes of the Companies.

INTEREST RATES:      The Facility shall bear interest as set forth on Addendum
                     I hereto.

MATURITY:            The Facility shall terminate and all amounts outstanding
                     thereunder shall be due and payable in full 3 years from Closing.

AVAILABILITY:        Loans under the Facility may be made, and Letters of Credit may be issued subject to Availability. Availability shall be determined by a Borrowing Base equal to 85% of Eligible
                     Receivables of the Companies.

SECURITY:            The Agent (on behalf of the Lenders) shall receive a first priority perfected security interest in all of the capital stock or partnership interests of each of the domestic direct and indirect subsidiaries of the Borrower, which capital stock shall not be subject to any other lien or encumbrance. The Agent (on behalf of the Lenders) shall also receive a first priority perfected security interest in all accounts receivable and a negative pledge, subject to de minimus amounts agreed upon by the Agent, on all other assets of the Companies.

                     The foregoing security shall ratably secure the Facility and any interest rate swap/foreign currency swap or similar agreements with a Lender under the Facility.

MANDATORY PREPAYMENTS
AND COMMITMENT
REDUCTIONS:          The Facility will be prepaid by an amount equal to 100% of the net cash proceeds of all asset sales by the Companies, subject to de minimus baskets and reinvestment provisions to be agreed upon and net of selling expenses and taxes to the extent such taxes are paid.


OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:          The Borrower may prepay the Facility in whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings.

CONDITIONS PRECEDENT
TO CLOSING:          The initial funding of the Facility will be subject to
                     satisfaction of the conditions precedent deemed appropriate by the Agent and the Lenders, including but not limited to the following:


                     (i) The completion of all due diligence with respect to the Companies and the Acquisitions in process, in scope and determination satisfactory to NationsBank and NCMI in their sole discretion.

                     (ii) The negotiation, execution and delivery of definitive documentation with respect to the Facility satisfactory to NCMI, the Agent and the Lenders.

                     (iii) The Agent's satisfactory review of any existing purchase agreements (including all schedules and exhibits thereto) regarding the Acquisitions in process (the "Purchase Agreement").

                     (iv) The corporate capital and ownership structure (including articles of incorporation and by-laws) of the Companies

                            (after giving effect to the Acquisitions in process), shall be satisfactory to the Agent, and all employment contracts, equity interests and key man life insurance with senior executives shall be satisfactory to the Agent. As a specific condition of appropriate capital structure, the Borrower shall have executed a successful secondary public offering of equity. The determination of successful shall include obtaining a minimum of $35 million in net proceeds from such offering.

                     (v) The Agent shall have received and, in each case, approved the consolidated financial statements of the Companies for the fiscal years 1993, 1994 and 1995, including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, interim monthly financial statements, monthly working capital detail for the trailing twelve months and first projected year, a pro forma balance sheet of the Companies as of the Closing Date giving effect to Acquisitions and reflecting estimated purchase price accounting adjustments, prepared by independent public accountants of recognized national standing, and such other information relating to the Acquisitions as the Agent may require.

                     (vi) There shall not have occurred a material adverse change since December 31, 1995 in the business, assets, operations, condition (financial or otherwise) or prospects of the Companies or the Acquisitions in process.

                     (vii) The Agent shall have received and be satisfied with the form and content of the accounts receivable reports prepared by the Companies (including without limitation the Acquisitions in process.

                     (viii) The Agent shall have received (a) satisfactory
                            opinions of counsel to the Companies (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Facility) and such corporate resolutions, certificates and other documents as the Agent shall reasonably require and (b) satisfactory evidence that the Agent (on behalf of the Lenders) holds a perfected, first priority lien in all collateral for the Facility, subject to no other liens except for permitted liens to be determined by the Agent.

                     (ix) Receipt of all governmental, shareholder and third party consents (including Hart-Scott Rodino clearance) and approvals necessary or, in the opinion of the Agent, desirable in connection with the purchase of the Acquisitions in process and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Acquisitions in process or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Agent could have such effect.

                     (x) The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports to affect the Acquisitions in process or the Companies or any transaction contemplated hereby, or that could have a material adverse effect on the Acquisitions in process, the Companies or any transaction contemplated hereby or on the ability of the Companies to perform their obligations under the documents to be executed in connection with the Facility.

                     (xi) The Companies shall be in compliance with all existing financial obligations, covenants and agreements under the existing credit agreement with NationsBank, after giving effect to Acquisitions in process.

                     (xii) Receipt and review, with results satisfactory to the Agent and its counsel, of information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, and contingent liabilities of the Companies and all Acquisitions in process.

                     (xiii) The Agent shall be satisfied that the amount of
                            committed financing available to the Borrower shall be sufficient to meet the ongoing financing needs of the Companies after giving effect to the Borrower's financial plan and there shall be no less than $15 million of availability under the Facility at Closing.

                     (xiv) The Borrower shall provide the Agent with written evidence of its acquisition due diligence process and procedures in form satisfactory to the Agent.

                     (xv) The Borrower shall provide a management infrastructure plan which supports the Borrower's internal growth and the addition of the already acquired companies in form satisfactory to the Agent.

                     (xvi) The Borrower shall provide written evidence of its plan to develop its own in-house systems capabilities independent from Adia and integration of the Caldwell-Spartin system into the Borrower's branch network. Such written plan shall be acceptable to the Agent.

                     (xvii) Provide the Agent with a 3 year financial forecast
                            which will include an income statement, balance sheet and cash flow statement.

REPRESENTATIONS &
WARRANTIES:          Usual and customary for transactions of this type, to
                     include without limitation: (i) corporate status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents;
                     (iv) no material litigation; (v) correctness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals; (vii) use of proceeds/compliance with margin regulations; (viii) status under Investment Company Act; (ix) ERISA; (x) environmental matters; (xi) perfected liens and security interests; (xiii) payment of taxes, and (xiv) consummation of the Acquisitions in process.

COVENANTS:           Usual and customary for transactions of this type, to
                     include without limitation: (i) delivery of financial statements and other reports; (ii) delivery of compliance and borrowing base certificates: (iii) notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens; (viii) limitations on mergers, consolidations and sales of assets; (ix) limitations on incurrence of debt; (x) limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt; (xi) limitations on investments; (xii) ERISA; (xiii) limitation on transactions with affiliates; and (xiv) limitation on capital expenditures.

                     Financial covenants to include (but not limited to):

                     - Maintenance at all times of a Minimum Net Worth, with step-up provisions to be agreed upon

                     - Maintenance on a rolling four quarter basis of a Maximum Leverage Ratio

                     - Maintenance on a rolling four quarter basis of a Minimum Fixed Charge Coverage Ratio (EBITDAR less capital expenditures less cash taxes)/(interest expense + scheduled principal repayments + rents)

                     Maintenance at all times of a Current Ratio to be agreed upon

                     All acquisitions will be subject to pro-forma covenant compliance. Individual acquisitions where the purchase price is greater than $12.5 million will be subject to Lender approval. Except as otherwise agreed between the Borrower and the Agent, all acquisitions of health care related companies shall be made by and become the property of Nursefinders, Inc., and all other acquisitions shall be made by and become the property of StaffPLUS, Inc.

                            Prior to the closing, the Borrower and the Agent will explore other structuring alternatives with respect to future acquisitions.

                     The Borrower shall agree that it will not engage in any business, activity or operations other than owning and holding the capital stock of the Subsidiaries and activities directly related thereto. The Borrower shall not be permitted to merge with or into any of its Subsidiaries either now owned or hereafter created.

EVENTS OF DEFAULT:   Usual and customary in transactions of this nature, and to include, without limitation, (i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants, (iii) inaccuracy of representations and warranties, (iii) cross-default to other material agreements and indebtedness, (iv) bankruptcy, (v) material judgments, (vi) ERISA, (vii) actual or asserted invalidity of any loan documents or security interests, (viii)
                     Borrower engaging in any business or activity other than holding 100% of the common stock of the Subsidiaries, or
                     (ix) a Change in Control of the Borrower.

ASSIGNMENTS/
PARTICIPATIONS:      Each Lender will be permitted to make assignments to other financial institutions approved by the Borrower and the Agent, which approval shall not be unreasonably withheld.
                     Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, and maturity date. An assignment fee of $3,500 is payable by the Lender to the Agent upon any such assignment occurring (including, but not limited to an assignment by a Lender to another Lender).

WAIVERS &
AMENDMENTS:          Amendments and waivers of the provisions of the loan
                     agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Facility, except that (a) the consent of all the Lenders affected thereby shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment, (iv) releases of all or substantially all collateral and (v) releases of all or substantially all guarantors.

INDEMNIFICATION:     The Companies shall indemnify the Lenders from and against all losses, liabilities, claims, damages or expenses relating to their loans, the Companies' use of loan proceeds or the commitments, including but not limited to reasonable attorneys' fees and settlements costs. This indemnification shall survive and continue for the benefit of the Lenders at all times after the Borrower's acceptance of the Lenders' commitment for the Facility, notwithstanding any failure of the Facility to close.

CLOSING:             On or before July 31, 1996.

GOVERNING LAW:       North Carolina.

FEES/EXPENSES:       As outlined in ADDENDUM I.

OTHER: This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Facility contemplated hereby. The Companies shall waive their right to a trial by jury.

                                              ADDENDUM I
                                          FEES AND EXPENSES

===============================================================================

COMMITMENT FEE       Commitment Fee (calculated on the basis of actual number of days elapsed in a year of 360 days) calculated on the unused portion of the Facility shall commence to accrue upon the execution of a definitive credit agreement and thereafter quarterly in arrears. Such commitment fee shall be determined by the Pricing Matrix disclosed below.

INTEREST RATES:      The Facility shall bear interest at a margin over the
                     applicable LIBOR rate, as determined by the Pricing Matrix, or the Alternate Base Rate (defined as the higher of (i) the NationsBank prime rate and (ii) the Federal Funds rate plus 1/2%); provided, that if during the 180 day period following the Closing, any breakage costs, charges or fees are incurred with respect to LIBOR loans on account of the syndication of the Facility, the Borrower shall immediately reimburse the Agent for any such costs, charges or fees.
                     Such right of reimbursement to be in addition to and not in limitation of customary cost and yield protection.

                     The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability.

                     A penalty rate shall apply on all loans in the event of default at a rate per annum of 2% above the applicable interest rate.

PRICING MATRIX:


                     DEBT TO EBITDA RATIO  SPREAD OVER LIBOR  COMMITMENT FEE
                     ----------------------------------------------------------
                     0.0  - 0.75                   62.5              25
                     0.75 - 1.50                   87.5              25
                     1.50 - 2.25                  112.5             37.5
                     Above  2.25                   135              37.5

COST AND YIELD
PROTECTION:                 The usual for transactions and facilities of this
                            type, including, without limitation, in respect of prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset.

LETTER OF
CREDIT FEES:                Letter of credit fees are due quarterly in arrears
                            to be shared proportionately by the Lenders. Fees will be equal to the interest rate spread on LIBOR loans on a per annum basis plus a fronting fee of 1/8% per annum to be paid to Agent as Fronting Bank for its own account. Fees will be calculated on the aggregate stated amount for each letter of credit for the stated duration thereof.

UPFRONT FEE:                The Borrower shall pay to the Lenders at closing an
                            upfront fee calculated on the basis of each Lender's committed amount of the Facility. The Agent anticipates this fee to be equal in amount to 1/4% of the Facility, subject to further review and adjustment based on market conditions.

ARRANGEMENT FEE:            The Borrower shall pay to NCMI an arrangement fee
                            equal to $300,000. The first $100,000 of this fee shall be payable upon the Borrower's acceptance of this Commitment, with the balance payable at closing of the Facility.

ADMINISTRATIVE AGENT FEE:   The Borrower shall pay the Agent an annual
                            administration fee equal in amount to $35,000.00.

EXPENSES:                   Borrower will pay all reasonable costs and expenses
                            associated with the preparation, due diligence, administration, syndication and enforcement of all documents executed in connection with the Facility, including without limitation, the legal fees of the Agent's counsel regardless of whether or not the Facility is closed.













                                      -2-